Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

As independent petroleum consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-183365) of Penn Virginia Corporation of information from our reserves report titled “Evaluation of Oil and Gas Reserves, to the Interests of Penn Virginia Corporation, in Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2012, Job 11.1337”, dated January 20, 2012, and all references to our firm included in or made a part of the Penn Virginia Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.

WRIGHT & COMPANY, INC.
TX Firm Registration No. F-12302

Signed:	/s/ D. Randall Wright
By:	D. Randall Wright
Title:	President

Brentwood, Tennessee
October 8, 2012